EXHIBIT 4.2
INTERCREDITOR AGREEMENT
          THIS INTERCREDITOR AGREEMENT dated as of June 5, 2009, is entered into by and among INTERFACE, INC., a Georgia corporation (the “Borrower”), INTERFACEFLOR, LLC, a Georgia limited liability company (the “Subsidiary L/C Account Party”), each other Grantor (as hereinafter defined) from time to time party hereto, WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as domestic agent and collateral agent under the First-Lien Credit Documents (as defined below) (together with its successors and assigns in such capacity from time to time, the “First-Lien Agent”), and U.S. BANK, NATIONAL ASSOCIATION, a national banking association, in its capacities as trustee and collateral agent under the Second-Lien Notes Documents (as defined below) (together with its successors and assigns in such capacity from time to time, the “Second-Lien Collateral Agent”). Capitalized terms used herein but not otherwise defined herein have the meanings set forth in Section 1 below.
RECITALS
          WHEREAS, the Borrower, Subsidiary L/C Account Party, the “Lenders” from time to time party thereto (as further defined below, the “First-Lien Lenders”), and the First-Lien Agent, are party to that certain Sixth Amended and Restated Credit Agreement dated as of June 30, 2006, as amended by that certain First Amendment to Sixth Amended and Restated Credit Agreement dated as of January 1, 2008, and by that certain Second Amendment to Sixth Amended and Restated Credit Agreement dated as May 14, 2009 (as the same may be further amended, restated, supplemented, or otherwise modified or Refinanced from time to time, the “First-Lien Credit Agreement”), providing for the making of loans to the Borrower, and the issuance of, and participation in, letters of credit for the account of the Subsidiary L/C Account Party or the Borrower, all as provided therein;
          WHEREAS, the Borrower has informed First-Lien Agent that it desires to incur up to $175,000,000 of new secured indebtedness in the form of senior notes, which indebtedness will be subordinate in terms of lien priority to the First-Lien Obligations of the Borrower to the First-Lien Creditors and the proceeds of which shall be used for the cash payment or refinancing of existing indebtedness (such indebtedness, the “Second-Lien Debt”);
          WHEREAS, the Second-Lien Debt will be issued pursuant to an Indenture (as amended, restated, supplemented, or otherwise modified or Refinanced from time to time, the “Second-Lien Notes Indenture”) and will be evidenced by a series of promissory notes issued to the holders thereof from time to time (as amended, restated, supplemented, or otherwise modified or Refinanced from time to time, the “Second-Lien Notes”);
          WHEREAS, the obligations of the Borrower and the other Grantors under the First-Lien Documents are secured by all or substantially all the assets of the Borrower and the other Grantors, respectively, pursuant to the terms of the First-Lien Security Documents;
          WHEREAS, the obligations of the Borrower and the other Grantors under the Second-Lien Notes Documents will also be secured by all or substantially all the assets of the

Borrower and the other Grantors, respectively, pursuant to the terms of the Second-Lien Security Documents;
          WHEREAS, the Borrower and the other Grantors may, from time to time, incur additional secured debt pursuant to the First-Lien Credit Documents and such additional debt will be secured by the first-priority security interest in all Collateral of the First-Lien Agent, on behalf of the First-Lien Lenders, in accordance with the First-Lien Credit Documents in existence at the time of such incurrence;
          NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
     SECTION 1. Definitions.
          1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
          “Agent” means, as the context requires, collectively, the First-Lien Agent and the Second-Lien Collateral Agent.
          “Agreement” means this Intercreditor Agreement, as amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof.
          “Bankruptcy Code” means title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
          “Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.
          “Borrower” has the meaning set forth in the preamble of this Agreement.
          “Business Day” means a day other than a Saturday, Sunday, or other day on which banking institutions are authorized or required by law or other government action to close in the State of New York.
          “Cash Collateral” has the meaning set forth in Section 363(a) of the Bankruptcy Code.
          “Cash Management Bank” means any First-Lien Lender or an affiliate of a First-Lien Lender (together with its successors and assigns) providing Cash Management Services to the Borrower, Subsidiary L/C Account Party, or any Domestic Subsidiary (as defined in the First-Lien Credit Agreement).
          “Cash Management Obligations” means all obligations owing by the Borrower, Subsidiary L/C Account Party, or any Domestic Subsidiary (as defined in the First-Lien Credit Agreement) to any Cash Management Bank in respect of any Cash Management Services

(including, without limitation, indemnities, fees and interest thereon and all interest and fees that accrue on or after the commencement of any Insolvency or Liquidation Proceeding at the rate provided for in the respective documents governing the Cash Management Services, whether or not a claim for post-petition interest or fees is allowed in any such Insolvency or Liquidation Proceeding), now existing or hereafter incurred under, arising out of or in connection with such Cash Management Services, and the due performance and compliance by the Borrower, Subsidiary L/C Account Party, and each Grantor with the terms, conditions and agreements of such Cash Management Services.
          “Cash Management Services” means treasury, depository and/or cash management services or any automated clearing house transfer services.
          “Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, constituting First-Lien Collateral or Second-Lien Collateral.
          “Comparable Second-Lien Security Document” means, in relation to any Shared Collateral subject to any Lien created under any First-Lien Security Document, that Second-Lien Security Document which creates a Lien on the same Shared Collateral, granted by the same Grantor.
          “Creditors” means, collectively, the First-Lien Creditors and the Second-Lien Claimholders.
          “Defaulting Creditor” has the meaning set forth in Section 5.7(d) hereof.
          “Discharge of First-Lien Credit Agreement Obligations” means, except to the extent otherwise provided in Section 5.6 hereof (and subject to Section 6.5 hereof), (a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding at the rate provided for in the respective First-Lien Credit Document, whether or not such interest would be allowed in any such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness under the First-Lien Credit Documents, (b) payment in full in cash of all other First-Lien Obligations (other than Hedging Obligations and Cash Management Obligations) that are due and payable or otherwise accrued and owing at or prior to the time such principal, interest, and premium are paid, (c) termination (without any prior demand for payment thereunder having been made or, if made, with such demand having been fully reimbursed in cash) or cash collateralization (in an amount and manner, and on terms, satisfactory to the First-Lien Agent) of all Letters of Credit issued by any First-Lien Creditor and (d) termination of all other commitments of the First-Lien Creditors under the First-Lien Credit Documents.
          “Discharge of First-Lien Obligations” means, except to the extent otherwise provided in Section 5.6 hereof (and subject to Section 6.5 hereof), (a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding at the rate provided for in the respective First-Lien Document, whether or not such interest would be allowed in any such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness under the First-Lien Documents, (b) payment in full in cash of all other First-Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal, interest, and premium are paid, (c) termination (without any prior demand for payment thereunder having been made or, if made, with such demand having been fully reimbursed in cash) or cash collateralization (in an amount and manner, and on terms, satisfactory to the First-Lien Agent) of all Letters of Credit, Secured Hedge Agreements and Cash Management Services issued or entered into, as the case may be, by any First-Lien Creditor, and (d) performance of all other obligations owing to any First-Lien Creditor and termination of all other commitments of the First-Lien Creditors under the First-Lien Credit Documents.
          “Eligible Purchaser” has the meaning set forth in Section 5.7(a) hereof.
          “Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).
          “First-Lien Agent” has the meaning set forth in the recitals hereto.
          “First-Lien Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted (or purported to be granted) as security for any First-Lien Obligations.
          “First-Lien Credit Agreement” has the meaning set forth in the recitals hereto.
          “First-Lien Credit Documents” means the First-Lien Credit Agreement, the other Credit Documents (as defined in the First-Lien Credit Agreement), and each of the other agreements, documents, and instruments providing for or evidencing any other First-Lien Obligation and any other document or instrument executed or delivered at any time in connection with any First-Lien Obligation (including any intercreditor or joinder agreement among holders of First-Lien Obligations but excluding Secured Hedge Agreements and the documents governing the Cash Management Obligations), to the extent such are effective at the relevant time, as each may be amended, modified, restated, supplemented, replaced or Refinanced from time to time.
          “First-Lien Creditors” means, at any relevant time, the holders of First-Lien Obligations at such time, including, without limitation, the First-Lien Lenders, the Hedge Banks, the Cash Management Banks, the First-Lien Agent, and the other agents and arrangers under the First-Lien Credit Agreement, together with their respective successors and assigns.
          “First-Lien Documents” means the First-Lien Credit Documents, the Secured Hedge Agreements, and any and all documents governing the Cash Management Obligations.
          “First-Lien Guarantors” means the Borrower, Subsidiary L/C Account Party, and any Subsidiary Guarantor under the First-Lien Credit Agreement from time to time.
          “First-Lien Lenders” means the “Lenders” from time to time party to, and as defined in, the First-Lien Credit Agreement, together with their respective successors and assigns;

provided that the term “First-Lien Lender” shall in any event also include each letter of credit issuer and each settlement loan provider under the First-Lien Credit Agreement, including, without limitation, the “Domestic L/C Issuer” and the “Domestic Settlement Loan Lender” under, and as defined in, the First-Lien Credit Agreement.
          “First-Lien Obligations” means (i) all Obligations under the First-Lien Credit Agreement and the other First-Lien Credit Documents, (ii) all Hedging Obligations and (iii) all Cash Management Obligations. “First-Lien Obligations” shall in any event include: (a) all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding (and the effect of provisions such as Section 502(b)(2) of the Bankruptcy Code), accrue) on or after the commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant First-Lien Document, whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding, (b) any and all fees and expenses (including attorneys’ and/or financial consultants’ fees and expenses) incurred by the First-Lien Agent and the First-Lien Creditors on or after the commencement of an Insolvency or Liquidation Proceeding, whether or not the claim for fees and expenses is allowed under Section 506(b) of the Bankruptcy Code or any other provision of the Bankruptcy Code or Bankruptcy Law as a claim in such Insolvency or Liquidation Proceeding, and (c) all obligations and liabilities of each Grantor under each First-Lien Document to which it is a party which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due.
          “First-Lien Payment Discharge” means any Discharge of First-Lien Obligations obtained, undertaken, or achieved in any manner other than in connection with any foreclosure of, or other exercise of remedies with respect to, any Collateral by the First-Lien Agent or any other First-Lien Creditors.
          “First-Lien Release” has the meaning given such term in Section 5.1.
          “First-Lien Required Lenders” means the “Required Lenders” under, and as defined in, the First-Lien Credit Agreement.
          “First-Lien Security Agreement” means, collectively, the Borrower Pledge and Security Agreement (as defined in the First-Lien Credit Agreement) and the Subsidiary Pledge and Security Agreement (as defined in the First-Lien Credit Agreement), or any of them, as the case may be.
          “First-Lien Security Documents” means the First-Lien Security Agreement, the Security Documents (as defined in the First-Lien Credit Agreement), and any other agreement, document, mortgage, or instrument pursuant to which a Lien is granted (or purported to be granted) securing any First-Lien Obligations or under which rights or remedies with respect to such Liens are governed, as the same may be amended, supplemented, restated, modified, or Refinanced from time to time.
          “Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).
          “Grantors” means collectively, the Borrower, the Subsidiary L/C Account Party, and each of the Subsidiary Guarantors that have executed and delivered, or may from time to time hereafter execute and deliver, a First-Lien Security Document or a Second-Lien Security Document.
          “Hedge Bank” means any Person that is a First-Lien Lender or an affiliate of a First-Lien Lender at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto, and such Person’s successors and assigns.
          “Hedging Obligations” means (i) obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities, whether now existing or hereafter arising (including, without limitation, indemnities, fees and interest thereon and all interest and fees that accrue on or after the commencement of any Insolvency or Liquidation Proceeding at the rate provided for in the respective Secured Hedge Agreement, whether or not a claim for post-petition interest or fees is allowed in any such Insolvency or Liquidation Proceeding), of the Borrower or any First-Lien Guarantor owing to any Hedge Bank, now existing or hereafter incurred under, or arising out of or in connection with, any Secured Hedge Agreement (including all such obligations and indebtedness under any guarantee of any such Secured Hedge Agreement to which Borrower or any First-Lien Guarantor is a party) and (ii) all performance and compliance obligations by Borrower or any First-Lien Guarantor under any Secured Hedge Agreement.
          “Indebtedness” means all Obligations that constitute “Indebtedness” within the meaning of the First-Lien Credit Agreement or the Second-Lien Notes Indenture.
          “Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of its respective assets, (c) any liquidation, dissolution, reorganization or winding up of any Grantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.
          “Letters of Credit” means any “Letter of Credit” under, and as defined in, the First-Lien Credit Agreement.
          “Lien” means any mortgage, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge preference, priority or other security interest or agreement, or preferential payment of any kind or nature whatsoever (including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any Capitalized Lease (as defined in the First-Lien Credit Agreement) having substantially the same effect as any of the foregoing).
          “Loans” means “Loans” under, and as defined in, the First-Lien Credit Agreement.
          “New Agent” has the meaning set forth in Section 5.6 hereof.
          “Obligations” means any and all obligations (including guaranty obligations), whether now existing or hereafter arising, with respect to the payment and performance of (a) any principal of or interest or premium on any indebtedness, including any reimbursement obligation in respect of any letter of credit, or any other liability, including interest or any premium that accrues on or after the commencement of any Insolvency or Liquidation Proceeding of any Grantor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest or premium is allowed in any such Insolvency or Liquidation Proceeding, (b) any fees, indemnification obligations, expense reimbursement obligations or other liabilities payable under the documentation governing any indebtedness (including, without limitation, the retaking, holding, selling or otherwise disposing of or realizing on the Collateral), (c) any obligation to post cash collateral in respect of letters of credit or any other obligations, and (d) all performance and compliance obligations under the documentation governing any indebtedness.
          “Person” means any natural person, individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise, or any Governmental Authority or other entity.
          “Pledged Collateral” means all Collateral in the possession of the First-Lien Agent (or its agents or bailees), to the extent that possession thereof is taken to perfect a Lien thereon under the UCC or other applicable local law.
          “Post-Petition Financing” has the meaning set forth in Section 6.1 hereof.
          “Recovery” has the meaning set forth in Section 6.5 hereof.
          “Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for, such indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
          “Required First-Lien Creditors” means (i) at all times prior to the occurrence of the Discharge of First-Lien Credit Agreement Obligations, the First-Lien Required Lenders (or, to the extent required by the First-Lien Credit Agreement, each of the First-Lien Lenders), and (ii) at all times after the occurrence of the Discharge of First-Lien Credit Agreement Obligations, the holders of at least the majority of the then-outstanding Hedging Obligations and Cash Management Obligations (determined by the First-Lien Agent in such reasonable manner as is acceptable to it).

          “Second-Lien Collateral” means all of the assets of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted (or purported to be granted) as security for any Second-Lien Obligations.
          “Second-Lien Collateral Agent” has the meaning set forth in the preamble of this Agreement.
          “Second-Lien Claimholders” means, at any relevant time, the holders of Second-Lien Obligations at such time, including, without limitation, the Second-Lien Noteholders, the Second-Lien Collateral Agent and any other agents under the Second-Lien Notes Indenture.
          “Second-Lien Noteholders” means the “Holders” under, and as defined in, the Second-Lien Notes Indenture.
          “Second-Lien Notes” has the meaning set forth in the recitals hereto.
          “Second-Lien Notes Documents” means the Second-Lien Notes Indenture, the Second-Lien Notes, the Second-Lien Security Documents, and each of the other agreements, documents and instruments providing for or evidencing any other Second-Lien Obligation, and any other document or instrument executed or delivered at any time in connection with any Second-Lien Obligation, to the extent such are effective at the relevant time, as the same may be amended, restated, supplemented, modified and/or Refinanced from time to time.
          “Second-Lien Notes Indenture” has the meaning set forth in the recitals hereto.
          “Second-Lien Obligations” means all Obligations under the Second-Lien Notes Indenture and the other Second-Lien Notes Documents. “Second-Lien Obligations” shall in any event include: (a) all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding (and the effect of provisions such as Section 502(b)(2) of the Bankruptcy Code), accrue) on or after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Second-Lien Notes Document whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding, (b) any and all fees and expenses (including attorneys’ and/or financial consultants’ fees and expenses) incurred by the Second-Lien Collateral Agent and the Second-Lien Claimholders on or after the commencement of an Insolvency or Liquidation Proceeding, whether or not the claim for fees and expenses is allowed under Section 506(b) of the Bankruptcy Code or any other provision of the Bankruptcy Code or Bankruptcy Law as a claim in such Insolvency or Liquidation Proceeding, and (c) all obligations and liabilities of each Grantor under each Second-Lien Notes Document to which it is a party which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due.
          “Second-Lien Security Agreement” means the Pledge and Security Agreement, dated as of June 5, 2009, among the Borrower, the other Grantors from time to time party thereto and the Second-Lien Collateral Agent, as the same may be amended, restated, supplemented, modified or Refinanced from time to time.
          “Second-Lien Security Documents” means the Second-Lien Security Agreement and any other agreement, document, mortgage or instrument pursuant to which a Lien is granted

(or purported to be granted) securing any Second-Lien Obligations or under which rights or remedies with respect to such Liens are governed, as the same may be amended, restated, supplemented, modified or Refinanced from time to time.
          “Secured Hedge Agreements” means each Swap Contract by and between Borrower or any First-Lien Guarantor, on the one hand, and any Hedge Bank from time to time, but only to the extent such Swap Contract is permitted under the First-Lien Credit Agreement and constitutes a “Secured Obligation” (as such term is defined and used in the First-Lien Credit Agreement).
          “Security Documents” means, collectively, the First-Lien Security Documents and the Second-Lien Security Documents.
          “Shared Collateral” means all Collateral.
          “Subsidiary” of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity (other than a corporation) in which such Person or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.
          “Subsidiary Guarantors” means each Subsidiary of the Borrower which enters into a guaranty of any First-Lien Obligations or Second-Lien Obligations.
          “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement, including any such obligations or liabilities under any such master agreement.
          “UCC” means the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
          1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words

“include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (e) terms defined in the UCC but not otherwise defined herein shall have the same meanings herein as are assigned thereto in the UCC, (f) a reference to any law means such law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect on the date hereof, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, and (g) references to Sections or clauses shall refer to those portions of this Agreement, and any references to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs.
     SECTION 2. Priority of Liens.
          2.1 Subordination; Etc. Notwithstanding the date, manner or order of grant, attachment or perfection of any Liens securing the Second-Lien Obligations granted on the Collateral or of any Liens securing the First-Lien Obligations granted on the Collateral and notwithstanding any provision of the UCC, any other applicable law, this Agreement, the First-Lien Documents or the Second-Lien Notes Documents to the contrary, or any other circumstance whatsoever (including any non-perfection of any Lien purporting to secure the First-Lien Obligations or Second-Lien Obligations), the Second-Lien Collateral Agent, on behalf of itself and the Second-Lien Claimholders, and each other Second-Lien Claimholder (by its acceptance of the benefits of the Second-Lien Notes Documents) hereby agrees that: (a) any Lien on the Collateral securing any First-Lien Obligations now or hereafter held by or on behalf of the First-Lien Agent or any First-Lien Creditor or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Collateral securing any of the Second-Lien Obligations; (b) any Lien on the Collateral now or hereafter held by or on behalf of the Second-Lien Collateral Agent, any Second-Lien Claimholder or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing any First-Lien Obligations, and (c) it will not take or cause to be taken any action the purpose or effect of which is, or could be, to make any Lien securing the Second-Lien Obligations pari passu with, or to give the Second-Lien Collateral Agent or Second-Lien Claimholders any preference or priority relative to, any Lien securing the First-Lien Obligations with respect to the Collateral or any part thereof. All Liens on the Collateral securing any First-Lien Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing any Second-Lien Obligations for all purposes, whether or not such Liens securing any First-Lien Obligations are subordinated to any Lien securing any other obligation of the Borrower, any other Grantor or any other Person. The parties hereto acknowledge and agree that it is their intent that (i) the First-Lien Obligations (and the security therefor) constitute a separate and distinct class (and separate and distinct claims) from the Second-Lien Obligations (and the security therefor) and (ii) the grant of Liens securing payment and performance of the First-Lien Obligations and the grant of Liens securing payment and performance of the Second-Lien Obligations create two separate and distinct Liens with each such Lien securing only the First-Lien Obligations or the Second-Lien Obligations, as the case may be.
          2.2 Prohibition on Contesting Liens. Each of the Second-Lien Collateral Agent, for itself and on behalf of each Second-Lien Claimholder, and the First-Lien Agent, for itself and on behalf of each First-Lien Creditor, agrees that it shall not (and hereby waives any right to) take any action to challenge or contest, or support any other Person in contesting or challenging, in any proceeding (including any Insolvency or Liquidation Proceeding), (i) the validity or enforceability of any Security Document or any Obligation thereunder, (ii) the validity, perfection, priority or enforceability of the Liens, mortgages, assignments and security interests granted pursuant to the Security Documents with respect to the First-Lien Obligations or the Second-Lien Obligations or (iii) the relative rights and duties of the holders of the First-Lien Obligations and the Second-Lien Obligations granted and established in this Agreement or any other Security Document with respect to such Liens, mortgages, assignments, and security interests; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the First-Lien Agent or, to the extent provided in Section 3, any First-Lien Creditor to enforce this Agreement, including the priority of the Liens securing the First-Lien Obligations as provided in Section 2.1 hereof.
          2.3 No New Liens. So long as the Discharge of First-Lien Obligations has not occurred, the parties hereto agree that the Borrower shall not, and shall not permit any other Grantor or Subsidiary to, grant or permit any additional Liens, or take any action to perfect any Liens, on any asset or property to secure any Second-Lien Obligation unless it has also granted or contemporaneously grants to the First-Lien Collateral Agent a Lien on such asset or property to secure the First-Lien Obligations and has taken all actions to perfect such Liens. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the First-Lien Agent and the other First-Lien Creditors, the Second-Lien Collateral Agent, on behalf of itself and the other Second-Lien Claimholders, and each other Second-Lien Claimholder (by its acceptance of the benefits of the Second-Lien Notes Documents), agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2 hereof.
          2.4 Similar Liens and Agreements. The parties hereto agree that it is their intention that the Second-Lien Collateral shall not be more expansive than, and shall be, except to the extent provided herein, identical to, the First-Lien Collateral. In furtherance of the foregoing and of Section 8.9 hereof, the Second-Lien Collateral Agent and the other Second-Lien Claimholders agree, subject to the other provisions of this Agreement:
          (i) upon request by the First-Lien Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Second-Lien Collateral and the steps taken to perfect the Liens thereon and the identity of the respective parties obligated under the Second-Lien Notes Documents; and
          (ii) that any guarantor of the First-Lien Obligations shall also be a guarantor of the Second-Lien Obligations.
     SECTION 3. Enforcement.
          3.1 Exercise of Remedies. (a) So long as the Discharge of First-Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor: (i) the Second-Lien Collateral Agent and the other Second-Lien Claimholders will not exercise or seek to exercise any rights or remedies (including setoff) with respect to any Collateral (including, without limitation, the exercise of any right under any lockbox agreement, control account agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Second-Lien Collateral Agent or any Second-Lien Claimholder is a party) or institute or commence, or join with any Person in commencing, any action or proceeding with respect to such rights or remedies (including any action of foreclosure, enforcement, collection or execution and any Insolvency or Liquidation Proceeding), and will not contest, protest or object to any foreclosure proceeding or action brought by the First-Lien Agent or any other First-Lien Creditor or any other exercise by the First-Lien Agent or any other First-Lien Creditor, of any rights and remedies relating to the Collateral under the First-Lien Credit Documents or otherwise, or object to the forbearance by the First-Lien Agent or the other First-Lien Creditors from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral; and (ii) the First-Lien Agent shall have the exclusive right, and the Required First-Lien Creditors shall have the exclusive right to instruct the First-Lien Agent, to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with or the consent of the Second-Lien Collateral Agent or any other Second-Lien Claimholder, all as though the Second-Lien Obligations did not exist; provided, that, (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, the Second-Lien Collateral Agent may file a claim or statement of interest with respect to the Second-Lien Obligations, (B) the Second-Lien Collateral Agent may take any action (not adverse to the prior Liens on the Collateral securing the First-Lien Obligations, or the rights of the First-Lien Agent or the other First-Lien Creditors to exercise remedies in respect thereof) in order to preserve or protect its Lien on the Shared Collateral in a manner not otherwise inconsistent with the terms of this Agreement, and (C) the Second-Lien Claimholders shall be entitled to file any necessary responsive or defensive pleading in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Second-Lien Claimholders, including any claim secured by the Shared Collateral, if any, in each case in a manner not otherwise inconsistent with the terms of this Agreement. In exercising rights and remedies with respect to the Collateral, the First-Lien Agent and the other First-Lien Creditors may enforce the provisions of the First-Lien Credit Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.
          (b) The Second-Lien Collateral Agent, on behalf of itself and the Second-Lien Claimholders, agrees that it will not take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Collateral, unless and until the Discharge of First-Lien Obligations has occurred. Without limiting the generality of the foregoing, unless and until the Discharge of First-Lien Obligations has occurred, the rights of the Second-Lien Collateral Agent and the other Second-Lien Claimholders with respect to the Collateral are limited to the right to hold a Lien on the Shared Collateral pursuant to the Second-Lien Security Documents for the period and to the extent granted therein, to receive a share of the proceeds thereof, if any, after the Discharge of First-Lien Obligations has occurred in accordance with the terms of the Second-Lien Notes Documents and applicable law, and to exercise only such other rights as are expressly permitted herein.
          (c) The Second-Lien Collateral Agent, for itself and on behalf of the Second-Lien Claimholders, and each other Second-Lien Claimholder (by its acceptance of the benefits of the Second-Lien Notes Documents), (i) agrees that the Second-Lien Collateral Agent and the other Second-Lien Claimholders will not take any action that would hinder, delay, limit or prohibit any exercise of remedies under the First-Lien Credit Documents, including any collection, sale, lease, exchange, transfer or other disposition of the Collateral, whether by foreclosure or otherwise, or that would limit, invalidate, avoid or set aside any Lien or First-Lien Security Document or subordinate the priority of the First-Lien Obligations to the Second-Lien Obligations or grant the Liens securing the Second-Lien Obligations equal ranking to the Liens securing the First-Lien Obligations and (ii) hereby waives any and all rights it or the Second-Lien Claimholders may have as a junior lien creditor or otherwise (whether arising under the UCC or under any other law) to object to the manner in which the First-Lien Agent or the other First-Lien Creditors seek to enforce or collect the First-Lien Obligations or the Liens granted in any of the First-Lien Collateral, regardless of whether any action or failure to act by or on behalf of the First-Lien Agent or First-Lien Creditors is adverse to the interest of the Second-Lien Claimholders.
          (d) The Second-Lien Collateral Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Second-Lien Security Documents or any other Second-Lien Notes Document shall be deemed to restrict in any way the rights and remedies of the First-Lien Agent or the other First-Lien Creditors with respect to the Collateral as set forth in this Agreement and the First-Lien Documents.
          (e) The Second-Lien Collateral Agent, for itself and on behalf of the Second-Lien Claimholders, and each Second-Lien Claimholder (by its acceptance of the benefits of the Second-Lien Notes Documents) agrees that the Second-Lien Collateral Agent and the other Second-Lien Claimholders will not, without the prior written consent of the Required First-Lien Creditors (or the First-Lien Agent at their direction or with their consent), issue any payment blockage or similar notice with respect to any obligations that are subordinated in right of payment to any First-Lien Obligations before the Discharge of First-Lien Credit Agreement Obligations has occurred.

          3.2 Actions Upon Breach. (a) If any Second-Lien Claimholder, contrary to this Agreement, commences or participates in any action or proceeding against any Grantor or the Collateral, any First-Lien Creditor may intervene and interpose as a defense or dilatory plea the making of this Agreement, in its name or in the name of such Grantor.
          (b) Should any Second-Lien Claimholder, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or take any other action in violation of this Agreement or fail to take any action required by this Agreement, the First-Lien Agent or any other First-Lien Creditor (in its own name or in the name of the relevant Grantor), with the prior written consent of the First-Lien Agent, (i) may obtain relief against such Second-Lien Claimholder by injunction, specific performance or other appropriate equitable relief, it being understood and agreed by the Second-Lien Collateral Agent on behalf of each Second-Lien Claimholder that (x) the First-Lien Creditors’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (y) each Second-Lien Claimholder waives any defense that the First-Lien Creditors cannot demonstrate damage or be made whole by the awarding of damages, and (ii) shall be entitled to damages, as well as reimbursement for all reasonable and documented costs and expenses incurred in connection with any action to enforce the provisions of this Agreement.
     SECTION 4. Payments.
          4.1 Application of Proceeds. So long as the Discharge of First-Lien Obligations has not occurred, any proceeds of any Collateral pursuant to the enforcement of any Security Document or the exercise of any remedial provision thereunder, together with all other proceeds received by any Creditor (including all funds received in respect of post-petition interest or fees and expenses) as a result of any such enforcement or the exercise of any such remedial provision or as a result of any distribution of or in respect of any Collateral (whether or not expressly characterized as such) upon or in any Insolvency or Liquidation Proceeding with respect to any Grantor, or the application of any Collateral (or proceeds thereof) to the payment thereof or any distribution of Collateral (or proceeds thereof) upon the liquidation or dissolution of any Grantor, shall be applied by the First-Lien Agent to the First-Lien Obligations in such order as specified in the relevant First-Lien Security Document (it being understood that any payment of the fees and expenses of the Second-Lien Collateral Agent shall not constitute a distribution of or in respect of Collateral for purposes of this Agreement, provided, however, that this understanding does not constitute and may not be construed as an agreement or consent of the First-Lien Agent or any of the First-Lien Creditors to the payment of the Second-Lien Collateral Agent’s fees or expenses in any respects). Upon the Discharge of First-Lien Obligations, the First-Lien Agent shall deliver to the Second-Lien Collateral Agent any proceeds of Shared Collateral held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct, to be applied by the Second-Lien Collateral Agent to the Second-Lien Obligations in such order as specified in the Second-Lien Security Documents.
          4.2 Payments Over. Until such time as the Discharge of First-Lien Obligations has occurred, any Collateral or proceeds thereof (together with assets or proceeds subject to Liens referred to in the final sentence of Section 2.3 hereof) (or any distribution in respect of the Collateral, whether or not expressly characterized as such) received by the Second-Lien Collateral Agent or any other Second-Lien Claimholders in connection with the exercise of any right or remedy (including setoff) relating to the Collateral or that is otherwise inconsistent with this Agreement shall be segregated and held in trust and forthwith paid over to the First-Lien Agent for the benefit of the First-Lien Creditors in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The First-Lien Agent is hereby authorized to make any such endorsements as agent for the Second-Lien Collateral Agent or any such other Second-Lien Claimholders. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.
     SECTION 5. Other Agreements.
          5.1 Releases.
          (a) If, in connection with:
               (i) the exercise of the First-Lien Agent’s remedies in respect of the Collateral provided for in Section 3.1 hereof, including any sale, lease, exchange, transfer or other disposition of any such Collateral;
               (ii) any sale, lease, exchange, transfer or other disposition of any Collateral permitted under the terms of the First-Lien Credit Documents (whether or not an “event of default” thereunder or under any Second-Lien Notes Document has occurred and is continuing), whether by its terms or pursuant to any amendment or consent thereto; or
               (iii) any agreement (not contravening the First-Lien Credit Documents) between the First-Lien Agent and the Borrower or any other Grantor (x) to release the First-Lien Agent’s Lien on any portion of the Collateral or (y) to release any Grantor from its obligations under its guaranty of the First-Lien Obligations;
there occurs the release by the First-Lien Agent, acting on its own or at the direction of the Required First-Lien Creditors, of any of its Liens on any part of the Collateral, or of any Grantor from its obligations under its guaranty of the First-Lien Obligations (each, a “First-Lien Release”), then the Liens, if any, of the Second-Lien Collateral Agent, for itself and for the benefit of the other Second-Lien Claimholders, on such Collateral, and the obligations of such Grantor under its guaranty of the Second-Lien Obligations, shall be automatically, unconditionally and simultaneously released, and, upon receipt of notice in writing, the Second-Lien Collateral Agent, for itself or on behalf of any such Second-Lien Claimholders, promptly shall execute and deliver to the First-Lien Agent or such Grantor such termination statements, releases and other documents as the First-Lien Agent or such Grantor may request, and which the Grantor has provided to the Second-Lien Collateral Agent, to effectively confirm such release; provided, however, that, (x) in no event, shall the terms of this Section 5.1(a) apply with respect to any First-Lien Release occurring in connection with, and after giving effect to, any First-Lien Payment Discharge and (y) any release effected or occasioned by the terms of this Section 5.1 by Second-Lien Collateral Agent of any Lien in favor of Second-Lien Collateral Agent or any of the Second-Lien Claimholders shall not extend to or otherwise affect any of the rights of Second-

Lien Collateral Agent or any Second-Lien Claimholder arising under the Second-Lien Notes Documents to any proceeds of any disposition of any Collateral occurring in connection with such First-Lien Release, provided that such rights to such proceeds shall be subject in all respects to the terms and conditions of this Agreement.
          (b) Until the Discharge of First-Lien Obligations occurs, the Second-Lien Collateral Agent, for itself and on behalf of the Second-Lien Claimholders, hereby irrevocably constitutes and appoints the First-Lien Agent and any officer or agent of the First-Lien Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Second-Lien Collateral Agent or such other Second-Lien Claimholder or in the First-Lien Agent’s own name, from time to time in the First-Lien Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release.
          5.2 Insurance. Unless and until the Discharge of First-Lien Obligations has occurred, the First-Lien Agent (acting at the direction of the Required First-Lien Creditors to the extent required by the First-Lien Credit Documents) shall have the sole and exclusive right, subject to the rights of the Grantors under the First-Lien Credit Documents, to adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral. Unless and until the Discharge of First-Lien Obligations has occurred, and subject to the rights of the Grantors under the First-Lien Security Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) in respect to the Collateral shall be paid to the First-Lien Agent for the benefit of the First-Lien Creditors pursuant to the terms of the First-Lien Credit Documents (including, without limitation, for purposes of cash collateralization of commitments, Letters of Credit, and Secured Hedge Agreements) and, after the Discharge of First-Lien Obligations has occurred, to the Second-Lien Collateral Agent for the benefit of the Second-Lien Claimholders (in respect of any Shared Collateral) to the extent required under the Second-Lien Security Documents and then, to the extent no Second-Lien Obligations are outstanding, to the owner of the subject property, to such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If the Second-Lien Collateral Agent or any other Second-Lien Claimholder shall, at any time, receive from the insurer any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall pay such proceeds over to the First-Lien Agent in accordance with the terms of Section 4.2 of this Agreement. Unless and until the Discharge of First-Lien Obligations has occurred, each of the First-Lien Agent and the Second-Lien Collateral Agent will have the right (subject to the rights of the Grantors under the First-Lien Credit Documents) to be named an additional insured and loss payee (as their interests may appear) under any such insurance policy, provided, however, that (a) any amounts payable under any such insurance policy shall constitute proceeds and shall be subject in all respects to the terms and conditions of this Agreement and (b) if Discharge of First-Lien Obligations has not occurred, then the Second-Lien Collateral Agent shall, promptly upon the First-Lien Agent’s request, authorize and direct any applicable insurer to pay over the proceeds which may be payable to the Second-Lien Collateral Agent under any such insurance policy to the First-Lien Agent to be applied in a manner consistent with the terms hereof.

          5.3 Amendments to Second-Lien Notes Documents. (a) Without the prior written consent of the First-Lien Agent (acting at the direction of the Required First-Lien Creditors), no Second-Lien Notes Document may be amended, restated, supplemented, modified or Refinanced or entered into to the extent such amendment, supplement, restatement, modification or Refinancing, or the terms of any new Second-Lien Notes Document, would contravene the provisions or intent of this Agreement, the First-Lien Credit Agreement, or any other First-Lien Credit Document (it being understood that the Second-Lien Collateral Agent may rely upon an opinion of counsel to the Borrower to make any determination as to whether the requirements of this Section 5.3 have been complied with). The Borrower, each other Grantor and the Second-Lien Collateral Agent each agree that each Second-Lien Security Document shall include the following language (or language to similar effect approved by the First-Lien Agent):
“Notwithstanding anything herein to the contrary, the lien and security interest granted to the Second-Lien Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Second-Lien Collateral Agent hereunder are subordinated and subject to the provisions of that certain Intercreditor Agreement, dated as of June 5, 2009 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Intercreditor Agreement”), among Interface, Inc., Interfaceflor, LLC, the other Grantors from time to time party thereto, Wachovia Bank, National Association, in its capacity as the initial First-Lien Agent, and U.S. Bank National Association, in its capacity as the initial Second-Lien Collateral Agent thereunder. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”
In addition, each of the Borrower, each other Grantor and the Second-Lien Collateral Agent each agree that each Second-Lien Security Document covering any Shared Collateral constituting real property shall contain such other language as the First-Lien Agent may reasonably request to reflect the subordination of such Second-Lien Security Document to the First-Lien Security Document covering such Shared Collateral.
          (b) In the event the First-Lien Agent or the other First-Lien Creditors and the relevant Grantor(s) enter into any amendment, restatement, waiver or consent in respect of any of the First-Lien Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First-Lien Security Document or changing in any manner the rights of the First-Lien Agent, the other First-Lien Creditors, the Borrower or any other Grantor thereunder, then such amendment, restatement, waiver or consent shall apply automatically to any comparable provision of the Comparable Second-Lien Security Document without the consent of the Second-Lien Collateral Agent or the other Second-Lien Claimholders and without any action by the Second-Lien Collateral Agent, the Borrower or any other Grantor, provided, that (A) no such amendment, restatement, waiver or consent shall have the effect of (i) removing assets subject to the Lien of the Second-Lien Security Documents, except to the extent that a release of such Lien is permitted or required by Section 5.1 of this Agreement, or (ii) imposing additional duties on the Second-Lien Collateral Agent without its consent, and (B) written notice of such amendment, restatement, waiver or consent shall have been given to the Second-Lien Collateral Agent (although the failure to give any such notice shall in no way affect the effectiveness of any such amendment, waiver or consent).
          (c) The Second-Lien Obligations may be Refinanced, in whole or in part and without the consent of the First-Lien Agent or any of the First-Lien Creditors, to the extent such Refinancing is permitted pursuant to the terms of the First-Lien Credit Documents, and the terms of this Agreement shall continue to apply to such Refinance.
          5.4 Rights As Unsecured Creditors. Except as otherwise set forth in this Agreement, the Second-Lien Collateral Agent and the other Second-Lien Claimholders may exercise rights and remedies as unsecured creditors against any Grantor in accordance with the terms of the Second-Lien Notes Documents and applicable law. Except as otherwise set forth in this Agreement (and subject in any event to any subordination provisions in the Second-Lien Notes Indenture and the other Second-Lien Notes Documents), nothing in this Agreement shall prohibit the receipt by the Second-Lien Collateral Agent or any other Second-Lien Claimholder of regularly scheduled payments of principal of, and regularly scheduled payments of interest on, the Second-Lien Obligations so long as such receipt is not the direct or indirect result of the exercise by the Second-Lien Collateral Agent or any other Second-Lien Claimholder of rights or remedies as a secured creditor (including setoff) or enforcement in contravention of this Agreement of any Lien held by any of them. In the event the Second-Lien Collateral Agent or any other Second-Lien Claimholder becomes a judgment lien creditor in respect of Collateral as a result of any enforcement of its rights, such judgment lien shall be subordinated to the Liens securing First-Lien Obligations on the same basis as the other Liens securing the Second-Lien Obligations are so subordinated to such Liens securing First-Lien Obligations under this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the First-Lien Agent or the other First-Lien Creditors may have with respect to the First-Lien Collateral. Each of the parties hereto hereby acknowledges and agrees that the rights of the Second-Lien Claimholders to (i) receive payments of principal, interest and other amounts owing in respect of the Second-Lien Obligations and (ii) exercise rights and remedies as creditors against the Borrower or any other Grantor that has guaranteed the Second-Lien Obligations may be further subject to any subordination provisions set forth in the Second-Lien Notes Indenture and the other Second-Lien Notes Documents.
          5.5 Bailee for Perfection. (a) The First-Lien Agent acknowledges it holds the Pledged Collateral or other Collateral in its possession or control (or in the possession or control of its agents or bailees) on behalf of itself and the Second-Lien Collateral Agent (it being understood that with respect to the Second-Lien Collateral Agent, it holds solely the Pledged Collateral or other Collateral constituting Shared Collateral) and, in each case, any assignee, solely for the purpose of perfecting the security interest granted under the First-Lien Credit Documents and the Second-Lien Notes Documents, subject to the terms and conditions of this Section 5.5.
          (b) With respect to any and all filings or recordings by or in favor of First-Lien Agent made in the United States Patent and Trademark Office or the U.S. Copyright Office against any Grantor’s intellectual property which constitutes Shared Collateral, First-Lien Agent agrees to act under such filings and recordings, to the extent filings or recordings of such type and character are necessary to obtain perfection of a Lien in such intellectual property, and to hold such Liens as bailee for the Second-Lien Collateral Agent and each Second-Lien Claimholder, and their respective successors and assigns, solely for the purpose of achieving the perfection of such Liens granted in such intellectual property to the Second-Lien Collateral Agent pursuant to the Second-Lien Security Documents, subject, in all respects, to the terms and conditions of this Section 5.5.
          (c) Except as otherwise expressly provided herein, until the Discharge of First-Lien Obligations has occurred, the First-Lien Agent shall be entitled to deal with the Pledged Collateral in accordance with the terms of the First-Lien Credit Documents as if the Liens of the Second-Lien Collateral Agent under the Second-Lien Security Documents did not exist. The rights of the Second-Lien Collateral Agent shall at all times be subject to the terms of this Agreement and to the First-Lien Agent’s rights under the First-Lien Credit Documents.
          (d) The First-Lien Agent shall have no obligation whatsoever to the First-Lien Creditors and the Second-Lien Collateral Agent or any Second-Lien Claimholder to assure that the Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.5. The duties or responsibilities of the First-Lien Agent under this Section 5.5 shall be limited solely to holding the Pledged Collateral as bailee in accordance with this Section 5.5.
          (e) The First-Lien Agent, acting pursuant to this Section 5.5, shall not have by reason of the First-Lien Security Documents, the Second-Lien Security Documents, this Agreement or any other document, a fiduciary relationship in respect of the First-Lien Creditors, the Second-Lien Collateral Agent or any other Second-Lien Claimholder.
          (f) Upon the Discharge of First-Lien Obligations, the First-Lien Agent shall deliver whatever Pledged Collateral it has in its possession (if any) (or proceeds thereof) together with any necessary endorsements, first, to the Second-Lien Collateral Agent or as the Second-Lien Collateral Agent shall otherwise lawfully direct (solely to the extent such Pledged Collateral constitutes Shared Collateral), if any Second-Lien Obligations remain outstanding, and second, to the Borrower or the relevant Grantor if no First-Lien Obligations or Second-Lien Obligations remain outstanding (in each case, so as to allow such Person to obtain control of such Pledged Collateral). The First-Lien Agent further agrees to take all other action reasonably requested by such Person, at such Person’s sole cost and expense, in connection with such Person’s obtaining a first-priority interest in the Collateral or as a court of competent jurisdiction may otherwise direct.
          5.6 When Discharge of First-Lien Obligations Deemed to Not Have Occurred. If the Discharge of First-Lien Obligations occurs contemporaneously with any Refinancing of the First-Lien Obligations, then such Discharge of First-Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement, and the obligations under such Refinancing shall automatically be treated as First-Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the agent under the First-Lien Credit Documents evidencing or relating to such Refinancing shall be the First-Lien Agent for all purposes of this Agreement (and, if there is no agent relating to such Refinancing, any lender, bank, or financial institution holding any obligations thereunder shall be deemed First Lien Agent for all purposes hereunder). Upon receipt of a notice in writing stating that the Borrower has entered into Refinancing of the First-Lien Obligations (which notice shall include the identity of the new agent, such agent, the “New Agent”), the Second-Lien Collateral Agent shall promptly, at Borrower’s sole cost and expense, enter into such documents and agreements (including amendments or supplements to this Agreement) as the Borrower or such New Agent may reasonably request in order to provide to the New Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement.
          5.7 Option to Purchase First-Lien Debt.
          (a) Without prejudice to the enforcement of the First-Lien Agent’s and each First Lien Creditor’s remedies at any and all times in accordance with the First-Lien Credit Documents and the terms of all other sections of this Agreement, the First-Lien Agent and each First Lien Creditors agree that at any time following (a) acceleration of the First-Lien Obligations in accordance with the terms of the First Lien Credit Agreement, (b) a payment default under the First-Lien Credit Agreement that has not been cured or waived by the First-Lien Creditors within ninety (90) days of the occurrence thereof or (c) the commencement of an Insolvency or Liquidation Proceeding (each, a “Purchase Event”), one or more of the Second-Lien Claimholders may request, and the First-Lien Creditors hereby offer the Second-Lien Claimholders the option, to purchase all, but not less than all, of the aggregate amount of First-Lien Obligations outstanding at the time of purchase at a purchase price determined in accordance with, and on terms set forth in, this Section 5.7 (any such sale, a “Sale”).
          (b) Any Sale shall be consummated and subject to the following terms and conditions:
          (i) Any Sale shall be made without any recourse or representation or warranty by any of the First-Lien Agent or the First-Lien Creditors, other than those limited representations and warranties made by an assigning lender under the terms of the First-Lien Credit Document in connection with any assignment of such lender’s interest, pursuant to documentation in form and substance reasonably satisfactory to, and prepared by counsel to, the First-Lien Agent (with the cost of such counsel to be paid by the Grantors or, if the Grantors do not make such payment, by the respective Eligible Purchaser or Eligible Purchasers, who shall have the right to obtain reimbursement of same from the Grantors), with it being understood and agreed that such documentation shall provide that the First-Lien Agent and each other First-Lien Creditor shall retain all rights to indemnification as provided in the relevant First-Lien Credit Documents for all periods prior to any assignment by them pursuant to the provisions of this Section 5.7;
          (ii) No Sale shall be consummated unless, at the time thereof, all commitments pursuant to any then outstanding First-Lien Credit Agreement shall have terminated, and all Secured Hedge Agreements constituting First-Lien Documents and Cash Management Services entered into with any First-Lien Creditor shall also have been terminated in accordance with their terms, except to the extent any applicable counterparty to any such Secured Hedge Agreements or provider of any such Cash Management Services has agreed, in writing, to other arrangements acceptable to such counterparty, such provider, and the Second-Lien Claimholders party to such Sale;

          (iii) Any request made by a Second-Lien Claimholder to exercise the purchase option described in Section 5.7(a) above shall constitute such Second-Lien Claimholder’s acceptance of the offer made therein, shall be irrevocable, and shall, on the fifth business day following the date on which such Second-Lien Claimholder delivered such request (the “Binding Date”), become legally enforceable and fully binding upon such Second-Lien Claimholder on the terms set forth herein;
          (iv) If no Second-Lien Claimholder makes any request for a Sale within five days following the first Purchase Event to occur, then the offer of the First-Lien Creditors set forth in Section 5.7(a) shall be deemed properly revoked and the First-Lien Creditors shall have no further obligations to offer or sell any First-Lien Obligations to any Second-Lien Claimholder pursuant to this Section 5.7;
          (v) The purchase price for such Sale shall equal the sum of (as calculated or determined, except as may be otherwise provided below, as of the date on which such Sale is consummated) (A) in the case of all loans, advances or other similar extensions of credit that constitute First-Lien Obligations (including unreimbursed amounts drawn in respect of Letters of Credit, but excluding the undrawn amount of then outstanding Letters of Credit), the greater of (1) 100% and (2) the then current market-based price, of the principal amount thereof and, in each of the foregoing cases, all accrued and unpaid interest thereon through the date of such Sale (without regard, however, to any acceleration prepayment penalties or premiums other than customary breakage costs), (B) in the case of any Secured Hedge Agreement, the aggregate amount then owing to each Hedge Bank thereunder pursuant to the terms of the respective Secured Hedge Agreement, including without limitation all amounts owing to such Hedge Bank as a result of the termination (or early termination) thereof, (C) in the case of any Cash Management Services, the aggregate amount then owing to each Cash Management Bank providing such Cash Management Services pursuant to the terms of the respective documents governing such Cash Management Services, including without limitation all amounts owing to such Cash Management Bank as a result of the termination (or early termination) thereof, plus (D) any applicable premium, accrued and unpaid interest, fees, cost and other expenses and indemnities (including legal fees) incurred by the First-Lien Agent and the First-Lien Creditors through the date the Sale is consummated;
          (vi) The purchase price for any such Sale and any cash collateral delivered to a First-Lien Creditor in connection therewith shall be in cash or immediately available funds and in U.S. dollars;
          (vii) Any First-Lien Creditor which is the issuer of any letter of credit, the reimbursement obligations of which are secured by any Collateral, shall have received cash collateral in the amount 110% of the aggregate undrawn amount of all such letters of credit issued by it, together with an amount equal to the aggregate facing and similar fees which will accrue thereon through the stated maturity of such letters of credit (assuming no drawings thereon before stated maturity), and such First-Lien Creditor and the Second-Lien Claimholders making such purchase shall have agreed upon terms and conditions respecting such cash collateral;

          (viii) In addition to other amounts required under this Section 5.7(b), the First-Lien Agent shall have received an amount equal to 110% of all contingent obligations owing by any Grantor to the First-Lien Agent and all First-Lien Creditors (except to the extent such contingent obligations have been accounted for pursuant to other terms of this Section 5.7(b)), as determined in good faith by the First-Lien Agent (in consultation with the other First-Lien Creditors), which amounts shall be returned to the appropriate Second-Lien Claimholder, without interest, upon satisfaction of, the failure to materialize after a reasonable period of time, or settlement of any such contingent obligation;
          (ix) The First-Lien Agent, for itself and on behalf of the First-Lien Creditors, shall have received from the Second-Lien Collateral Agent a waiver by the Second-Lien Collateral Agent (on behalf of itself and the other Second-Lien Claimholders) of all claims arising out of this Agreement and the transactions contemplated hereby as a result of exercising the purchase option contemplated by this Section 5.7; and
          (x) Neither the First-Lien Agent nor any other First-Lien Creditor shall have any disclosure obligation to any Eligible Purchaser, the Second-Lien Collateral Agent or any other Second-Lien Claimholder in connection with any exercise of such purchase option.
          (c) The obligations of the First-Lien Creditors to enter into a Sale of their respective First-Lien Obligations under this Section 5.7 are several and not joint and several. To the extent any First-Lien Creditor (a “Defaulting First-Lien Creditor”) breaches its obligation to consummate a Sale, nothing in this Section 5.7 shall be deemed to require the First-Lien Agent or any other First-Lien Creditor to purchase such Defaulting First-Lien Creditor’s First-Lien Obligations for resale to the holders of Second-Lien Obligations and in all cases, the First-Lien Agent and each First-Lien Creditor complying with the terms of this Section 5.7 shall not be deemed to be in default of this Agreement or otherwise be deemed liable for any action or inaction of any Defaulting First-Lien Creditor; provided that nothing in this clause (c) shall require any Eligible Purchaser to purchase less than all of the First-Lien Obligations.
          (d) Each Grantor irrevocably consents to any assignment effected to one or more Second-Lien Claimholders pursuant to this Section 5.7 (so long as each of those party to any Sale meet all eligibility standards contained in all relevant First-Lien Credit Documents, other than obtaining the consent of any Grantor to an assignment to the extent required by such First-Lien Credit Documents) for purposes of all First-Lien Credit Documents and hereby agrees that no further consent from such Grantor shall be required.
     SECTION 6. Insolvency or Liquidation Proceedings.
          6.1 Finance and Sale Issues. (a) Until the Discharge of the First-Lien Obligations has occurred, if the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the First-Lien Agent (acting at the direction of the Required First-Lien Creditors) shall desire to permit the use of Cash Collateral on which the First-Lien Agent or any other creditor of the Borrower or any other Grantor has a Lien or agrees, along with the

Required First-Lien Creditors, to permit the Borrower or any other Grantor to obtain post-petition financing (including on a priming basis), whether from the First-Lien Creditors or any other third party under Section 362, 363 or 364 of the Bankruptcy Code or any other Bankruptcy Law (each, a “Post-Petition Financing”), then the Second-Lien Collateral Agent, on behalf of itself and the Second-Lien Claimholders, and each Second-Lien Claimholder (by its acceptance of the benefits of the Second-Lien Notes Documents), agrees that it will not oppose or raise any objection to or contest (or join with or support any third party opposing, objecting to or contesting), such use of Cash Collateral or Post-Petition Financing and will not request adequate protection or any other relief in connection therewith that is inconsistent with Section 6.3 (except as expressly agreed in writing by the First-Lien Agent) and, to the extent the Liens securing the First-Lien Obligations are subordinated to or pari passu with such Post-Petition Financing incurred in compliance with this Section 6.1, the Liens of the Second-Lien Claimholders on the Collateral shall be deemed to be subordinated, without any further action on the part of any person or entity, to the Liens securing such Post-Petition Financing (and all Obligations relating thereto), and the Liens securing the Second-Lien Obligations shall have the same priority with respect to the Collateral relative to the Liens securing the First-Lien Obligations as if such Post-Petition Financing had not occurred; provided that the First-Lien Agent and the First-Lien Creditors acknowledge and agree that the Second-Lien Collateral Agent and the Second-Lien Claimholders shall retain the right to raise any objection to the Post-Petition Financing that could be raised by any unsecured creditor of the Borrower, so long as such objections are not based on the Second-Lien Claimholders’ status as secured creditors.
          (b) Until the Discharge of the First-Lien Obligations has occurred, the Second-Lien Collateral Agent, on behalf of itself and the Second-Lien Claimholders, and each Second-Lien Claimholder (by its acceptance of the benefits of the Second-Lien Notes Documents), agrees that it will raise no objection to, oppose or contest (or join with or support any third party opposing, objecting to or contesting), a sale or other disposition of any Collateral free and clear of its Liens or other claims under Section 363 of the Bankruptcy Code if the First-Lien Creditors have consented to such sale or disposition of such assets; provided, that notwithstanding the foregoing, the Second-Lien Collateral Agent, on behalf of itself and the other Second-Lien Claimholders, may raise objections to any such disposition of Collateral that could be raised by any creditor of the Borrower whose claims were not secured by any Liens on the Collateral, so long as such objections are not based on the Second-Lien Claimholders’ status as secured creditors.
          6.2 Relief from the Automatic Stay. Until the Discharge of First-Lien Obligations has occurred, the Second-Lien Collateral Agent, on behalf of itself and the Second-Lien Claimholders, and each Second-Lien Claimholder (by its acceptance of the benefits of the Second-Lien Notes Documents), agrees that none of them shall seek relief, pursuant to Section 362(d) of the Bankruptcy Code or otherwise, from the automatic stay of Section 362(a) of the Bankruptcy Code or from any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral, without the prior written consent of the First-Lien Agent, unless a motion for adequate protection permitted under Section 6.3 has been denied by the Bankruptcy Court.
          6.3 Adequate Protection. (a) The Second-Lien Collateral Agent, on behalf of itself and the Second-Lien Claimholders, and each Second-Lien Claimholder (by its acceptance of the benefits of the Second-Lien Notes Documents), agrees that none of them shall (i) oppose, object to or contest (or join with or support any third party opposing, objecting to or contesting) (a) any request by the First-Lien Agent or the other First-Lien Creditors for adequate protection in any Insolvency or Liquidation Proceeding (or any granting of such request) or (b) any objection by the First-Lien Agent or the other First-Lien Creditors to any motion, relief, action or proceeding based on the First-Lien Agent or the other First-Lien Creditors claiming a lack of adequate protection or (ii) seek or accept any form of adequate protection under any of Sections 362, 363 or 364 of the Bankruptcy Code with respect to the Collateral, except as expressly provided in this Section 6.3.
          (b) In any Insolvency or Liquidation Proceeding:
               (i) if the First-Lien Creditors (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any use of Cash Collateral or Post-Petition Financing, then the Second-Lien Collateral Agent, on behalf of itself or any of the other Second-Lien Claimholders, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the First-Lien Obligations, such use of Cash Collateral or any Post-Petition Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second-Lien Obligations are so subordinated to the First-Lien Obligations under this Agreement, the First-Lien Security Documents and the Second-Lien Security Documents; and
               (ii) the Second-Lien Collateral Agent and the other Second-Lien Claimholders shall only be permitted to seek adequate protection with respect to their rights in the Collateral in any Insolvency or Liquidation Proceeding in the form of (A) additional collateral, including replacement Liens on post-petition collateral, provided, that, as adequate protection for the First-Lien Obligations, the First-Lien Agent, on behalf of the First-Lien Creditors, is also granted a security interest in and Lien upon such additional collateral, which is senior and prior to the security interest and Lien granted to the Second-Lien Collateral Agent and/or the Second-Lien Claimholders; (B) replacement Liens on the Collateral, provided, that, as adequate protection for the First-Lien Obligations, the First-Lien Agent, on behalf of the First-Lien Creditors, is also granted a security interest in and replacement Lien upon such additional collateral, which is senior and prior to the security interest and Lien granted to the Second-Lien Collateral Agent and/or the Second-Lien Claimholders; and (C) an administrative expense claim, provided, that, as adequate protection for the First-Lien Obligations, the First-Lien Agent, on behalf of the First-Lien Creditors, is also granted an administrative expense claim that is senior and prior to the administrative expense claim granted to the Second-Lien Collateral Agent and/or the Second-Lien Claimholders; and provided, further, that unless the Discharge of First-Lien Obligations has occurred prior to, or occurs on, the effective date of any plan of reorganization, any adequate protection payments that may otherwise be payable to the Second-Lien Collateral Agent or any Second-Lien Claimholders in respect of any of the foregoing shall be paid to the First-Lien Agent for the benefit of the First-Lien Creditors for application to the First-Lien Obligations.
          6.4 No Waiver; Voting Rights; Reorganization Securities. (a) Nothing contained herein shall prohibit or in any way limit the First-Lien Agent or any First-Lien Creditor from objecting on any basis in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Second-Lien Collateral Agent or any other Second-Lien Claimholder, including the seeking by the Second-Lien Collateral Agent or any other Second-Lien Claimholder of adequate protection on terms inconsistent with Section 6.3 or the assertion by the Second-Lien Collateral Agent or any other Second-Lien Claimholder of any of its rights and remedies under the Second-Lien Notes Documents or otherwise.
          (b) In any Insolvency or Liquidation Proceeding, neither the Second-Lien Collateral Agent nor any other Second-Lien Claimholder shall (i) oppose or object to the proposed treatment of First-Lien Obligations or the relative treatment of the First-Lien Obligations to the Second-Lien Obligations in any plan of reorganization or disclosure statement, or join with or support any third party in doing so, to the extent the terms of such plan or disclosure statement comply with the following clause (ii) and are otherwise consistent with the rights of the First-Lien Creditors under this Agreement or (ii) support any plan of reorganization or disclosure statement of any Grantor unless (x) such plan provides for the payment in full in cash of all First-Lien Obligations (including all post-petition interest, fees and expenses as provided in Section 6.6 hereof) on the effective date of such plan of reorganization, or (y) such plan provides on account of the First-Lien Obligations for the retention by the First-Lien Agent, for the benefit of the First-Lien Creditors, of the Liens on the Collateral securing the First-Lien Obligations, and on all proceeds thereof, and such plan also provides that any Liens retained by, or granted to, the Second-Lien Collateral Agent are only on assets or property securing the First-Lien Obligations and shall have the same relative priority with respect to the Collateral or other assets or property, respectively, as provided in this Agreement with respect to the Collateral, and to the extent such plan provides for deferred cash payments, or for the distribution of any other property of any kind or nature, on account of the First-Lien Obligations or the Second-Lien Obligations, such plan provides that any such deferred cash payments or other distributions in respect of the Second-Lien Obligations shall be delivered to the First-Lien Agent and distributed in accordance with the priorities provided in Sections 4.1(a) and 5.4 hereof. Notwithstanding the foregoing, the Second-Lien Claimholders shall remain entitled to vote their claims in any such Insolvency or Liquidation Proceeding.
          6.5 Preference Issues. If any First-Lien Creditor is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Borrower or any other Grantor any amount (a “Recovery”), then the First-Lien Obligations shall be reinstated to the extent of such Recovery and the First-Lien Creditors shall be entitled to a reinstatement of First-Lien Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. Any amounts received by the Second-Lien Collateral Agent or any Second-Lien Claimholder on account of the Second-Lien Obligations after the termination of this Agreement shall, in the event of a reinstatement of this Agreement pursuant to this Section 6.5, be held in trust for and paid over to the First-Lien Agent for the benefit of the First-Lien Creditors, for application to the reinstated First-Lien Obligations. This Section 6.5 shall survive termination of this Agreement.
          6.6 Post-Petition Interest. (a) Neither the Second-Lien Collateral Agent nor any other Second-Lien Claimholder shall oppose or seek to challenge any claim by the First-Lien Agent or any other First-Lien Creditor for allowance in any Insolvency or Liquidation Proceeding of First-Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Liens securing the First-Lien Obligations (it being understood and agreed that such value shall be determined without regard to the existences of any Liens securing the Second-Lien Obligations). Regardless of whether any such claim for post-petition interest, fees or expenses is allowed or allowable, and without limiting the generality of the other provisions of this Agreement, this Agreement is expressly intended to include and does include the “rule of explicitness” in that this Agreement expressly entitles the First-Lien Creditors, and is intended to provide the First-Lien Creditors with the right, to receive payment of all post-petition interest, fees or expenses through distributions made pursuant to the provisions of this Agreement even though such interest, fees and expenses are not allowed or allowable against the bankruptcy estate of the Borrower or any other Grantor under Section 502(b)(2) or Section 506(b) of the Bankruptcy Code or under any other provision of the Bankruptcy Code or any other Bankruptcy Law.
          (b) Without limiting the foregoing, it is the intention of the parties hereto that (and to the maximum extent permitted by law the parties hereto agree that) the First-Lien Obligations (and the security therefor) constitute a separate and distinct class (and separate and distinct claims) from the Second-Lien Obligations (and the security therefor).
          6.7 Waiver. The Second-Lien Collateral Agent, for itself and on behalf of the other Second-Lien Claimholders, waives any claim it may hereafter have against any First-Lien Creditor arising out of the election by any First-Lien Creditor of the application to the claims of any First-Lien Creditor of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any Cash Collateral or Post-Petition Financing arrangement or out of any grant of a security interest in connection with the Collateral in any Insolvency or Liquidation Proceeding.
          6.8 Limitations. So long as the Discharge of First-Lien Obligations has not occurred, without the express written consent of the First-Lien Agent, none of the Second-Lien Claimholders shall (or shall join with or support any third party making, opposing, objecting or contesting, as the case may be), in any Insolvency or Liquidation Proceeding involving any Grantor, (i) make an election for application to its claims of Section 1111(b)(2) of the Bankruptcy Code, (ii) oppose, object to or contest the determination of the extent of any Liens held by any of the First-Lien Creditors or the value of any claims of First-Lien Creditors under Section 506(a) of the Bankruptcy Code or (iii) oppose, object to or contest the payment to the First-Lien Creditors of interest, fees or expenses under Section 506(b) of the Bankruptcy Code.
     SECTION 7. Reliance; Waivers; Etc.
          7.1 Reliance. Other than any reliance on the terms of this Agreement, the First-Lien Agent, on behalf of itself and the First-Lien Creditors under the First-Lien Documents, acknowledges that it and the other First-Lien Creditors have, independently and without reliance on the Second-Lien Collateral Agent or any other Second-Lien Claimholders, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into such First-Lien Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under any First-Lien Document or this Agreement. The Second-Lien Collateral Agent, on behalf of itself and the Second-Lien Claimholders, acknowledges that it and the other Second-Lien Claimholders have, independently and without reliance on the First-Lien Agent or any other

First-Lien Creditor, and based on documents and information deemed by them appropriate, made their own analysis and decision to enter into each of the Second-Lien Notes Documents and be bound by the terms of this Agreement and they will continue to make their own decision in taking or not taking any action under the Second-Lien Notes Documents or this Agreement.
          7.2 No Warranties or Liability. The First-Lien Agent, on behalf of itself and the First-Lien Creditors under the First-Lien Documents, acknowledges and agrees that each of the Second-Lien Collateral Agent and the other Second-Lien Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Second-Lien Notes Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Second-Lien Collateral Agent, on behalf of itself and the Second-Lien Claimholders, acknowledges and agrees that each of the First-Lien Agent and the First-Lien Creditors have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First-Lien Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The First-Lien Creditors will be entitled to manage and supervise their respective loans and extensions of credit under their respective First-Lien Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The First-Lien Agent and the First-Lien Creditors shall have no duty to the Second-Lien Collateral Agent or any of the Second-Lien Claimholders, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Borrower or any other Grantor (including under the First-Lien Documents), regardless of any knowledge thereof which they may have or be charged with.
          7.3 No Waiver of Lien Priorities. (a) No right of the First-Lien Creditors, the First-Lien Agent or any of them to enforce any provision of this Agreement or any First-Lien Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrower or any other Grantor or by any act or failure to act by any First-Lien Creditor or the First-Lien Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First-Lien Documents or any of the Second-Lien Notes Documents, regardless of any knowledge thereof which the First-Lien Agent or the First-Lien Creditors, or any of them, may have or be otherwise charged with.
          (b) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Borrower and the other Grantors under the First-Lien Documents and the rights of the Second-Lien Collateral Agent and the Second-Lien Claimholders expressly set forth in this Agreement), the First-Lien Creditors, the First-Lien Agent and any of them may, at any time and from time to time in accordance with the First-Lien Documents and/or applicable law, without the consent of, or notice to, the Second-Lien Collateral Agent or any other Second-Lien Claimholder, without incurring any liabilities to the Second-Lien Collateral Agent or any other Second-Lien Claimholder and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Second-Lien Collateral Agent or any Second-Lien Claimholders is affected, impaired or extinguished thereby) do any one or more of the following:

          (i) make loans and advances to any Grantor or issue, guaranty or obtain letters of credit for account of any Grantor or otherwise extend credit to any Grantor, in any amount and on any terms, whether pursuant to a commitment or as a discretionary advance and whether or not any default or event of default or failure of condition is then continuing;
          (ii) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the First-Lien Obligations or any Lien on any First-Lien Collateral or guaranty thereof or any liability of the Borrower or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First-Lien Obligations, without any restriction as to the amount, tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the First-Lien Agent or any of the First-Lien Creditors, the First-Lien Obligations or any of the First-Lien Documents;
          (iii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the First-Lien Collateral or any liability of the Borrower or any other Grantor to the First-Lien Creditors or the First-Lien Agent, or any liability incurred directly or indirectly in respect thereof;
          (iv) settle or compromise any First-Lien Obligation or any other liability of the Borrower or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the First-Lien Obligations) in any manner or order;
          (v) exercise or delay in or refrain from exercising any right or remedy against the Borrower or any other Grantor or any other Person or with respect to any security, elect any remedy and otherwise deal freely with the Borrower, any other Grantor or any First-Lien Collateral and any security and any guarantor or any liability of the Borrower or any other Grantor to the First-Lien Creditors or any liability incurred directly or indirectly in respect thereof; and
          (vi) release or discharge any First-Lien Obligation or any guaranty thereof or any agreement or obligation of any Grantor or any other person or entity with respect thereto.
          (c) The Second-Lien Collateral Agent, on behalf of itself and the Second-Lien Claimholders, and each other Second-Lien Claimholder (by its acceptance of the benefits of the Second-Lien Notes Documents), agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

          7.4 Waiver of Liability; Indemnity. (a) The Second-Lien Collateral Agent, on behalf of itself and the Second-Lien Claimholders, also agrees that the First-Lien Creditors and the First-Lien Agent shall have no liability to the Second-Lien Collateral Agent or any other Second-Lien Claimholders, and the Second-Lien Collateral Agent, on behalf of itself and the Second-Lien Claimholders, hereby waives any claim against any First-Lien Creditor or the First-Lien Agent, arising out of any and all actions which the First-Lien Creditors or the First-Lien Agent may take or permit or omit to take with respect to: (i) the First-Lien Documents (including, without limitation, any failure to perfect or obtain perfected security interests in the First-Lien Collateral), (ii) the collection of the First-Lien Obligations or (iii) the foreclosure upon, or sale, liquidation or other disposition of, any First-Lien Collateral. The Second-Lien Collateral Agent, on behalf of itself and the Second-Lien Claimholders, agrees that the First-Lien Creditors and the First-Lien Agent have no duty, express or implied, fiduciary or otherwise, to them in respect of the maintenance or preservation of the First-Lien Collateral, the First-Lien Obligations or otherwise. Neither the First-Lien Agent nor any other First-Lien Creditor nor any of their respective directors, officers, employees or agents will be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so, or will be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Borrower or any other Grantor or upon the request of the Second-Lien Collateral Agent, any other holder of Second-Lien Obligations or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. Without limiting the foregoing, each Second-Lien Claimholder by accepting the benefits of the Second-Lien Notes Documents agrees that neither the First-Lien Agent nor any other First-Lien Creditor (in directing the Agent to take any action with respect to the Collateral) shall have any duty or obligation to realize first upon any type of Collateral or to sell, dispose of or otherwise liquidate all or any portion of the Collateral in any manner, including as a result of the application of the principles of marshaling or otherwise, that would maximize the return to any class of Creditors holding Obligations of any type (whether First-Lien Obligations or Second-Lien Obligations), notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by such class of Creditors from such realization, sale, disposition or liquidation.
               (b) With respect to its share of the First-Lien Obligations, Wachovia Bank, National Association (together with its successors and assigns and in its capacity as a First-Lien Creditor, “Wachovia”) shall have and may exercise the same rights and powers hereunder as, and shall be subject to the same obligations and liabilities as and to the extent set forth herein for, any other First-Lien Creditor, all as if Wachovia were not the First-Lien Agent. The term “Creditors” or any similar term shall, unless the context clearly otherwise indicates, include Wachovia in its individual capacity as a First-Lien Creditor. Wachovia and its affiliates may lend money to, and generally engage in any kind of business with, the Grantors or any of their Affiliates as if Wachovia were not acting as the First-Lien Agent and without any duty to account therefor to any other Creditor.
          7.5 Obligations Unconditional. All rights, interests, agreements and obligations of the First-Lien Agent and the other First-Lien Creditors and the Second-Lien Collateral Agent and the other Second-Lien Claimholders, respectively, hereunder (including the Lien priorities established hereby) shall remain in full force and effect irrespective of:

     (a) any lack of validity or enforceability of any First-Lien Document or any Second-Lien Notes Document;
     (b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the First-Lien Obligations or Second-Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any First-Lien Document or any Second-Lien Notes Document;
     (c) any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First-Lien Obligations or Second-Lien Obligations or any guarantee thereof;
     (d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or
     (e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Borrower or any other Grantor in respect of the First-Lien Obligations, or of the Second-Lien Collateral Agent or any Second-Lien Claimholder in respect of this Agreement.
     SECTION 8. Miscellaneous.
          8.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the First-Lien Documents or the Second-Lien Notes Documents, the provisions of this Agreement shall govern and control.
          8.2 Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of lien subordination and the First-Lien Creditors may continue, at any time and without notice to the Second-Lien Collateral Agent or any other Second-Lien Claimholder, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any other Grantor constituting First-Lien Obligations in reliance hereon. The Second-Lien Collateral Agent, on behalf of itself and the other Second-Lien Claimholders, hereby agrees that it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement, and waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Without limiting the generality of the foregoing, this Agreement is intended to constitute and shall be deemed to constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable non-bankruptcy law. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to the Borrower or any other Grantor shall include the Borrower or such Grantor as debtor and debtor-in-possession and any receiver or trustee for the Borrower or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect, (i) with respect to the Second-Lien Collateral Agent, the other Second-Lien Claimholders and the Second-Lien Obligations, upon the later of (1) the date upon which the obligations under the Second-Lien Notes Documents terminate if there are no other Second-Lien Obligations outstanding on such date and (2) if there are other Second-Lien Obligations outstanding on such date, the date upon which such Second-Lien Obligations terminate and (ii) with respect to the First-Lien Agent, the other First-Lien Creditors and the First-Lien Obligations, the date of the Discharge of First-Lien Obligations, subject to the rights of the First-Lien Creditors under Section 6.5 of this Agreement. Notwithstanding any to the contrary within in this Agreement, the terms and provisions of this Agreement shall terminate upon the Discharge of the First-Lien Obligations, except to the extent any such term or provision, by its terms, survives any Discharge of the First-Lien Obligations or is reinstated in accordance with its terms.
          8.3 Amendments; Waivers. (a) No amendment, modification or waiver of any of the provisions of this Agreement by the Second-Lien Collateral Agent or the First-Lien Agent shall be made unless the same shall be in writing signed on behalf of each party hereto; provided that additional Grantors may be added as parties hereto in accordance with the provisions of Section 8.18 of this Agreement.
          (b) Each waiver of the terms of this Agreement, if any, shall be a waiver only with respect to the specific instance involved and shall not impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, neither Borrower nor any Grantor shall have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent the liabilities, duties or obligations of Borrower or such Grantor are increased, expanded, or made more burdensome to Borrower or such Grantor, as the case may be, as a result of such amendment, modification or waiver.
          8.4 Information Concerning Financial Condition of the Borrower and its Subsidiaries. The First-Lien Agent and the First-Lien Creditors, on the one hand, and the other Second-Lien Claimholders, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and its Subsidiaries and all endorsers and/or guarantors of the First-Lien Obligations or the Second-Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First-Lien Obligations or the Second-Lien Obligations. The First-Lien Agent and the other First-Lien Creditors shall have no duty to advise the Second-Lien Collateral Agent or any other Second-Lien Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the First-Lien Agent or any of the other First-Lien Creditors, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Second-Lien Collateral Agent or any other Second-Lien Claimholder, it or they shall be under no obligation (w) to make, and the First-Lien Agent and the other First-Lien Creditors shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.
          8.5 Subrogation. Subject to the Discharge of First-Lien Obligations, with respect to the value of any payments or distributions in cash, property or other assets that the Second-Lien Claimholders or Second-Lien Collateral Agent pay over to the First-Lien Agent or any of the other First-Lien Creditors under the terms of this Agreement, the Second-Lien Collateral Agent and the other Second-Lien Claimholders shall be subrogated to the rights of the First-Lien Agent and such other First-Lien Creditors; provided that, the Second-Lien Collateral Agent, on behalf of itself and the Second-Lien Claimholders, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First-Lien Obligations has occurred. Each of the Borrower and each other Grantor acknowledges and agrees that, the value of any payments or distributions in cash, property or other assets received by the Second-Lien Collateral Agent or the other Second-Lien Claimholders and paid over to the First-Lien Agent or the other First-Lien Creditors pursuant to, and applied in accordance with, this Agreement, shall not relieve or reduce any of the Obligations owed by the Borrower or any other Grantor under the Second-Lien Notes Documents.
          8.6 Application of Payments; Consent to Certain Changes. All payments received by the First-Lien Agent or the other First-Lien Creditors may be applied, reversed and reapplied, in whole or in part, to such part of the First-Lien Obligations as the First-Lien Creditors, in their sole discretion, deem appropriate. The Second-Lien Collateral Agent, on behalf of itself and the Second-Lien Claimholders, assents to any extension or postponement of the time of payment of the First-Lien Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or, subject to the terms of Section 5.1(a) hereof, release of any security constituting Shared Collateral which may at any time secure any part of the First-Lien Obligations and to the addition or release of any other Person primarily or secondarily liable therefor; provided, that the parties hereto agree that (x) the Borrower shall not, and shall not permit any other Grantor to, substitute or exchange any security constituting Shared Collateral under this Section 8.6, unless it has also granted or contemporaneously grants a Lien on such substituted or exchanged asset or property to secure the Second-Lien Obligations and has taken all actions reasonably requested by the Second-Lien Collateral Agent to perfect such new Liens, and (y) in furtherance of Section 2.4(ii) hereof, with respect to any Person added or released as a guarantor pursuant to this Section 8.6, the parties will enter into such documentation as is necessary to ensure that the guarantors for the First-Lien Obligations and the Second-Lien Obligations shall be identical.
          8.7 SUBMISSION TO JURISDICTION; WAIVERS. (a) THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, NEW YORK, AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT

OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
          (b) THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH EACH MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN SECTION 8.7(a) HEREOF. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
          (c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE FIRST-LIEN DOCUMENTS AND THE SECOND-LIEN NOTES DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          8.8 Notices. All notices to the Second-Lien Claimholders and the First-Lien Creditors permitted or required under this Agreement may be sent to the Second-Lien Collateral Agent and the First-Lien Agent, respectively. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of electronic mail or four Business Days after deposit in the U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.
          8.9 Further Assurances. Each of the First-Lien Agent, on behalf of itself and the First-Lien Creditors under the First-Lien Documents, the Second-Lien Collateral Agent, on behalf of itself and the Second-Lien Claimholders, the Borrower and each other Grantor, agrees that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the First-Lien Agent or the Second-Lien Collateral Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement. Each Second-Lien Claimholder, by its acceptance of the benefits of the Second-Lien Notes Documents, agrees to be bound by the agreements herein made by it and the Second-Lien Collateral Agent, on its behalf.
          8.10 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW.
          8.11 Binding on Successors and Assigns. This Agreement shall be binding upon the First-Lien Agent, the other First-Lien Creditors, the Second-Lien Collateral Agent, the other Second-Lien Claimholders, the Grantors and their respective successors and assigns; provided that no Grantor may assign any of its rights or obligations under this Agreement without the prior written consent of the First-Lien Agent and the Second-Lien Collateral Agent.
          8.12 Specific Performance. Each of the First-Lien Agent and the Second-Lien Collateral Agent may demand specific performance of this Agreement. Each of the First-Lien Agent, on behalf of itself and the First-Lien Creditors under the First-Lien Documents, and the Second-Lien Collateral Agent, on behalf of itself and the Second-Lien Claimholders, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the First-Lien Agent or the Second-Lien Collateral Agent, as the case may be.
          8.13 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.
          8.14 Counterparts; Fax or Other Transmission. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. This Agreement may be executed by each party on separate copies, which copies, when combined so as to include the signatures of all parties, shall constitute a single counterpart of the Agreement. Delivery by one or more parties hereto of an executed counterpart of this Agreement via facsimile, telecopy, or other electronic method of transmission pursuant to which the signature of such party can be seen (including, without limitation, Adobe Corporation’s Portable Document Format) shall have the same force and effect as the delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement.
          8.15 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. Each Second-Lien Claimholder, by its acceptance of the benefits of the Second-Lien Notes Documents, agrees to be bound by the agreements made herein.
          8.16 No Third Party Beneficiaries; Effect of Agreement. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the First-Lien Agent, the Second-Lien Collateral Agent and their respective successors and assigns and shall inure to the benefit of each of the First-Lien Creditors and the Second-Lien Claimholders. No other Person (including the Borrower and the Grantors, except as otherwise expressly provided in Section 8.3(b)) shall have or be entitled to assert rights or benefits hereunder. Nothing in this Agreement shall impair, as between each of the Grantors and the First-Lien Agent and the First-Lien Creditors, on the one hand, and each of the Grantors and the Second-Lien Collateral and the Second-Lien Claimholders, on the other hand, the obligations of each Grantor to pay principal, interest, fees and other amounts as provided in the First-Lien Documents and the Second-Lien Notes Documents, respectively.
          8.17 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First-Lien Creditors, on the one hand, and the Second-Lien Claimholders, on the other hand. None of the Borrower, any other Grantor or any other creditor thereof shall have any rights hereunder. Nothing in this Agreement is intended to or shall impair the obligations of the Borrower or any other Grantor, which are absolute and unconditional, to pay the First-Lien Obligations and the Second-Lien Obligations as and when the same shall become due and payable in accordance with the terms of the First-Lien Documents and the Second-Lien Notes Documents, respectively.
          8.18 Grantors; Additional Grantors. It is understood and agreed that the Borrower and each other Grantor on the date of this Agreement shall constitute the original Grantors party hereto. The original Grantors hereby covenant and agree to cause each Subsidiary of the Borrower which becomes a Subsidiary Guarantor after the date hereof to contemporaneously become a party hereto (as a Grantor) by executing and delivering a counterpart hereof to the First-Lien Agent or by executing and delivering a joinder or assumption agreement in form and substance reasonably satisfactory to the First-Lien Agent. The parties hereto further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person which becomes a Subsidiary Guarantor at any time (and any security granted by any such Person) shall be subject to the provisions hereof as fully as if same constituted a Grantor party hereto and had complied with the requirements of the immediately preceding sentence.
          8.19 [Intentionally Omitted].
          8.20 The Second-Lien Collateral Agent.
          (a) Each party hereto hereby acknowledges and agrees that the Second-Lien Collateral Agent is entering into this Agreement solely in its capacity as Trustee and Collateral Agent under the Second-Lien Notes Documents and not in its individual capacity.
          (b) The Second-Lien Collateral Agent shall not be deemed to owe any fiduciary duty to the First-Lien Agent or the other First-Lien Creditors. With respect to the First-Lien

Agent and the other First-Lien Creditors, each of the Second-Lien Collateral Agent undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Agreement and no implied covenants or obligations with respect to the First-Lien Agent or the other First-Lien Creditors shall be read into this Agreement against the Second-Lien Collateral Agent.
          (c) The provisions of this Section 8.20 shall survive the termination of this Agreement.
          8.21 No Agency. This Agreement shall not create any agency relationship between the First-Lien Agent, on the one hand, and Second-Lien Collateral Agent, on the other hand.
          8.22 Recitals Incorporated Herein. The preamble and recitals to this Agreement are incorporated herein by this reference.
[Signatures on following pages.]

          IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

Notice Address:
Charlotte Plaza, CP-23
201 South College Street
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services
Telephone: 704-374-2698
Telecopier: 704-383-0288
With a copy to:
171 17th Street
MC 4524
Atlanta, Georgia 30363
Attention: Daniel Denton
Telephone: 404-214-1696
Telecopier: 404-214-7299
Notice Address:

1349 W. Peachtree Street, N.W.
Suite 1050
Two Midtown Plaza
Atlanta, Georgia 30309
Attention: Paul Henderson
Telephone: 404-965-7281
Telecopier: 404-365-7946

FIRST-LIEN AGENT: WACHOVIA BANK, NATIONAL ASSOCIATION, in its capacity as First-Lien Agent
By:	/s/ Daniel Denton
Daniel Denton
Director

SECOND-LIEN COLLATERAL AGENT: U.S. Bank National Association, in its capacity as Second-Lien Collateral Agent
By:	/s/ Paul L. Henderson
Paul L. Henderson
Assistant Vice President

c/o Interface, Inc.
2859 Paces Ferry Road, Ste. 2000
Atlanta, Georgia 30339
Attention: Patrick C. Lynch
                 Chief Financial Officer
Telephone: 770-437-6848
Telecopier: 770-437-6887
c/o Interface, Inc.
2859 Paces Ferry Road, Ste. 2000
Atlanta, Georgia 30339
Attention: Patrick C. Lynch
                 Chief Financial Officer
Telephone: 770-437-6848
Telecopier: 770-437-6887

GRANTORS: INTERFACE, INC., as Borrower
By:	/s/ Patrick C. Lynch
Patrick C. Lynch
Senior Vice President and Chief Financial Officer

INTERFACEFLOR, LLC
BENTLEY PRINCE STREET, INC.
BENTLEY MILLS, INC.
COMMERCIAL FLOORING SYSTEMS, INC.
FLOORING CONSULTANTS, INC.
INTERFACE ARCHITECTURAL
RESOURCES, INC.
INTERFACE OVERSEAS HOLDINGS, INC.
FLOR, INC.
QUAKER CITY INTERNATIONAL, INC.
RE:SOURCE AMERICAS ENTERPRISES, INC.
RE:SOURCE MINNESOTA, INC.
RE:SOURCE NORTH CAROLINA, INC.
RE:SOURCE NEW YORK, INC.
RE:SOURCE OREGON, INC.
RE:SOURCE SOUTHERN CALIFORNIA, INC.
RE:SOURCE WASHINGTON, D.C., INC.
SOUTHERN CONTRACT SYSTEMS, INC.
SUPERIOR/REISER FLOORING
RESOURCES, INC.

By:	/s/ Patrick C. Lynch
Patrick C. Lynch
Senior Vice President

c/o Interface, Inc.
2859 Paces Ferry Road, Ste. 2000
Atlanta, Georgia 30339
Attention: Patrick C. Lynch
                 Chief Financial Officer
Telephone: 770-437-6848
Telecopier: 770-437-6887
c/o Interface, Inc.
2859 Paces Ferry Road, Ste. 2000
Atlanta, Georgia 30339
Attention: Patrick C. Lynch
                 Chief Financial Officer
Telephone: 770-437-6848
Telecopier: 770-437-6887
c/o Interface, Inc.
2859 Paces Ferry Road, Ste. 2000
Atlanta, Georgia 30339
Attention: Patrick C. Lynch
                 Chief Financial Officer
Telephone: 770-437-6848
Telecopier: 770-437-6887
c/o Interface, Inc.
2859 Paces Ferry Road, Ste. 2000
Atlanta, Georgia 30339
Attention: Patrick C. Lynch
                 Chief Financial Officer
Telephone: 770-437-6848
Telecopier: 770-437-6887
c/o Interface, Inc.
2859 Paces Ferry Road, Ste. 2000
Atlanta, Georgia 30339
Attention: Patrick C. Lynch
                 Chief Financial Officer
Telephone: 770-437-6848
Telecopier: 770-437-6887

INTERFACE GLOBAL COMPANY APS
By:	/s/ Daniel T. Hendrix
Daniel T. Hendrix
Senior Vice President

INTERFACESERVICES, INC.
By:	/s/ Keith E. Wright
Keith E. Wright
Treasurer

INTERFACE REAL ESTATE HOLDINGS, LLC,
By:	BENTLEY PRINCE STREE, INC., its sole member

By:	/s/ Patrick C. Lynch
Patrick C. Lynch
Senior Vice President

INTERFACE AMERICAS HOLDINGS, LLC,
By:	INTERFACE, INC., its manager

By:	/s/ Patrick C. Lynch
Patrick C. Lynch
Senior Vice President

INTERFACE AMERICAS RE:SOURCE TECHNOLOGIES, LLC,
By:	INTERFACEFLOR, LLC, its sole member

By:	/s/ Patrick C. Lynch
Patrick C. Lynch
Senior Vice President